EXHIBIT 10.2

Exhibit A

PROMISSORY NOTE

Amount: $610,000.00	Effective Date: April 25, 2014

FOR VALUE RECEIVED, the undersigned INTELLIGENT LIVING INC., a Nevada corporation (the “Maker”), promises to pay to the order of VENTURIAN GROUP, INC., a Florida corporation (the “Payee”), the principal amount of Six Hundred Ten Thousand Dollars (US$610,000.00) (the “Principal Amount”), together with interest thereon, as set forth in this Promissory Note (the “Note”).

1.           Interest.  The outstanding principal amount of this Note shall accrue interest at the rate of six percent (6%) per annum commencing on the date hereof (the “Effective Date”).  Interest due and payable for any period less than a year shall be computed on the prorated basis of a 365-day year and the actual number of days elapsed.  Upon the occurrence of an Event of Default (as defined in Section 8), interest shall accrue on the unpaid balance of this Note at a rate of eight percent (18%) per annum until such Event of Default has been cured.

2.           Payment Dates and Maturity Date.  Amounts of principal owed under this Note and interest thereon shall be due and payable in such amounts and on such dates as set forth on Schedule A attached hereto, with all such amounts owed hereunder due and payable in full by the Maker to the Payee by April 1, 2017 (the “Maturity Date”). The Payee and the Maker acknowledge and agree that this Note is being executed in accordance with the terms of that certain Asset Purchase Agreement, dated April 25, 2014, by and among the Maker, Provectus LLC, a Wyoming limited liability company, and the Payee (the “Agreement”), which is incorporated by reference and attached hereto as Exhibit A.

3.           Waiver and Consent.  To the fullest extent permitted by law and except as otherwise provided herein, the Maker waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Maker liable with respect to this Note.

4.           Costs, Indemnities and Expenses.  The Maker agrees to pay all fees and costs incurred by the Payee in collecting or securing or attempting to collect or secure this Note, including attorney's fees, whether or not involving litigation and/or appellate or bankruptcy proceedings.  The Maker agrees to pay any documentary stamp taxes, intangible taxes or other taxes (except for federal or state income or franchise taxes based on the Payee’s income, if applicable) which may now or hereafter apply to this Note or any payment made in respect of this Note, and the Maker agrees to indemnify and hold the Payee harmless from and against any liability, costs, attorney's fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

5.           Prepayment.  This Note may be prepaid in whole or in part at any time without penalty.  Except as otherwise required by law or by the provisions of this Note, payments received by the Payee hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

6.           Satisfaction of Note.  Upon payment in full by the Maker or other provision for the complete satisfaction of the principal amount of this Note and interest thereon, this instrument shall be void and of no further effect.

7.           Maximum Interest Rate.  In no event shall any agreed to or actual interest charged, reserved or taken by the Payee as consideration for this Note exceed the limits imposed by Florida law.  In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Payee in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Payee’s receipt thereof, with the same force and effect as though the Maker had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

8.           Default.  In the event of a default (an “Event of Default”), the Payee shall have the right to accelerate the maturity of this Note and the entire amount of principal and interest under this Note shall be immediately due and payable and, while in default, bear interest at the rate of eighteen percent (18%) per annum.  An “Event of Default” shall mean that: (a) any payment required hereunder is not paid by Maker when due (“Monetary Default”) and Maker fails to cure the such Monetary or Non-Monetary Default within five (5) calendar days after notice by Payee to Maker of such Monetary Default; or (b) the commencement of any proceedings under any bankruptcy laws of the United States of America, or under any insolvency, reorganization, receivership, readjustement of debt, dissolution, liquidation or any similar law or statute of any jurisdiction now or hereinafter in effect (whether in law or at equity) is filed by or against Maker or for all or any part of his property.  No remedy conferred under this Note upon Payee is intended to be exclusive of any other remedy available to the Payee, pursuant to the terms of this Note or otherwise.  No single or partial exercise by Payee of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

9.           Miscellaneous.

(a)           Entire Agreement.  This Note constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, and neither this Note nor any provision hereof may be waived, modified, amended or, except to the extent, if any, otherwise provided in this Note, terminated, except by a written agreement signed by the parties hereto.

(b)           Negotiated Agreement.  The parties to this Note have fully participated in its negotiation and preparation. Accordingly, this Note shall not be more strictly construed against either of the parties.

(c)           Waivers.  No waiver of any breach, default or provision hereunder shall be considered valid unless in writing and signed by the party to be charged therewith, and no such waiver shall be deemed a waiver of any subsequent breach or default hereunder.

(d)           Governing Law; Forum.  This Note and all transactions contemplated by this Note shall be governed by and construed and enforced in accordance with the laws of the state of Florida, without regard to principles of conflicts of law.  The parties hereto hereby agree to the exclusive jurisdiction of the state courts situated in Miami-Dade County, Florida and the parties hereby waive any objection which they may have to the laying of venue of any such proceeding in such court and waive any claim of inconvenient forum with respect to such venue.

(e)           Enforcement.  If any legal action or other proceeding is brought for the enforcement of this Note or for the collection upon any judgment, the Payee shall be entitled to recover reasonable attorneys' fees, court costs and all expenses, in addition to any other relief to which such party may be entitled.

(f)           Waiver of Jury Trial.  THE PARTIES TO THIS NOTE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES ENTERING INTO THIS NOTE.

(g)           Third-Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

(h)           Notices.  All notices, requests, demands, instructions, consents or other communications required or permitted to be given under this Note shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, (b) mailed by first class certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at the following addresses or to such other addresses as the parties may give notice in accordance herewith:

If to Payee:	Venturian Group, Inc.
80 SW 8th Street Ste. 1870
Miami, FL 33130
Attention: Allen Firouz, CEO
Email: allenf@venturian.co

With a copy to (that shall not constitute notice):

K&L Gates LLP
200 S. Biscayne Blvd., Ste. 3900
Miami, FL 33131
Attention: Christopher Tillson, Esq.
Email: christopher.tillson@klgates.com

If to Maker:	Intelligent Living Inc.
20801 Biscayne Blvd., Suite 403
Miami, FL 33180
Attention: Josh Eikov, Chief Strategy Officer
Email: josh@intelligentlivinginc.com

** Signature Page Follows **

IN WITNESS WHEREOF, the Maker has executed and delivered this Note to the Payee as of the effective date first above written.

MAKER:

Intelligent Living Inc. a Nevada corporation

By:	/s/ Josh Eikov
Name:	Josh Eikov
Title:	Chief Strategy Officer

Acknowledged and Accepted By:

PAYEE:

Venturian Group, Inc.

By:	/s/Allen Firouz
Name:	Allen Firouz
Title:	Chief Executive Officer

Schedule A

Maturity Date: April 1, 2017

The Maker shall pay to the Payee, the sum of Twenty Six Thousand Seventeen and 63/100s Dollars (US$26,017.63) (the “Monthly Payments”), reflecting payments of principal and interest at a rate of six percent (6%) per annum, as provided in the table below.  The Monthly Payments shall be paid by the Maker to the Payee via wire transfer, in immediately available funds, to a bank account provided by the Payee, as the Payee may instruct in writing from time to time.

		Amount Due
Payments	Payment Dates	Interest*	Principal
1	On or before January 1, 2015	$3,050.00	$22,967.63
2	February 1, 2015	$2,935.16	$23,082.47
3	March 1, 2015	$2,819.75	$23,197.88
4	April 1, 2015	$2,703.76	$23,313.87
5	May 1, 2015	$2,587.19	$23,430.44
6	June 1, 2015	$2,470.04	$23,547.59
7	July 1, 2015	$2,352.30	$23,665.33
8	August 1, 2015	$2,233.97	$23,783.66
9	September 1, 2015	$2,115.06	$23,902.57
10	October 1, 2015	$1,995.54	$24,022.09
11	November 1, 2015	$1,875.43	$24,142.20
12	December 1, 2015	$1,754.72	$24,262.91
13	January 1, 2016	$1,633.41	$24,384.22
14	February 1, 2016	$1,511.49	$24,506.14
15	March 1, 2016	$1,388.95	$24,628.68
16	April 1, 2016	$1,265.81	$24,751.82
17	May 1, 2016	$1,142.05	$24,875.58
18	June 1, 2016	$1,017.67	$24,999.96
19	July 1, 2016	$892.67	$25,124.96
20	August 1, 2016	$767.05	$25,250.58
21	September 1, 2016	$640.80	$25,376.83
22	October 1, 2016	$513.91	$25,503.72
23	November 1, 2016	$386.39	$25,631.24
24	December 1, 2016	$258.24	$25,759.39
25	April 1, 2017	$129.44	$25,888.23

*Assuming no changes due to an Event of Default

Exhibit A

ASSET PURCHASE AGREEMENT